UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2021

AppHarvest, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39288	82-5042965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Appalachian Way Morehead, KY	40351
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (606) 653-6100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	APPH	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	APPHW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Non-Employee Director Compensation Policy

On March 23, 2021, the Board of Directors (the “Board”) of AppHarvest, Inc. (the “Company”) adopted and approved a Non-Employee Director Compensation Policy (the “Non-Employee Director Compensation Policy”). Pursuant to the Non-Employee Director Compensation Policy, non-employee directors will receive the following compensation for service on the Board:

•	an annual cash retainer of $75,000;

•	an additional annual cash retainer of $50,000 to the non-executive chair of the Board, if applicable; and

•	an annual restricted stock unit award having a value of $100,000 which will be granted on the date of the annual meeting of the Company’s stockholders and which will vest in full on the first anniversary of the date of grant, subject to acceleration of vesting upon a change in control.

The annual cash compensation amounts will be payable in equal quarterly installments in arrears following the end of each fiscal quarter in which the service occurs, prorated for any partial months of service, with the first payment being retroactive to January 29, 2021.

The foregoing description of the Non-Employee Director Compensation Policy is not complete and is subject to and qualified in its entirety by reference to the Non-Employee Director Compensation Policy, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Employee Cash Incentive Plan

On March 23, 2021, the Compensation Committee of the Board (the “Committee”) adopted an Employee Cash Incentive Plan (the “Cash Incentive Plan”) which will govern the terms of annual cash incentive awards granted to eligible employees of the Company, as determined by the Committee from time to time. The Company’s named executive officers are eligible to participate in the Cash Incentive Plan, except that Jonathan Webb, the Company’s Chief Executive Officer, is not eligible to participate for the 2021 performance period. The Committee (or its delegate) will administer the Cash Incentive Plan and will have the authority to determine all of the awards granted under the Cash Incentive Plan.

The Cash Incentive Plan provides for a cash incentive award determined based on the achievement of specified annual Company performance goals, which include net revenue, adjusted EBITDA and improvement in the Company’s benefit corporation certification score, as well as individual performance goals. The performance measures for the Company’s named executive officers for the Company’s fiscal year ending December 31, 2021 will be described in the Company’s annual proxy statement filed in 2022. Each eligible employee will be assigned an individual incentive target expressed as a percentage of the employee’s annual base salary. The 2021 incentive targets for the Company’s current named executive officers are as follows:

Incentive Target
Jonathan Webb Chief Executive Officer	-
Loren Eggleton Chief Financial Officer	60%
Marcella Butler Chief Operating Officer	60%

Following the end of each annual performance period, the Committee will determine achievement of the Company and individual performance goals. The Committee may modify and/or adjust the performance goals or the related level of achievement, in whole or in part, as it deems appropriate or equitable. Any cash incentive awards that become payable under the Cash Incentive Plan will generally be paid no later than 90 days following the end of the applicable performance period. In order to receive an award under the Cash Incentive Plan, the participant must generally remain employed and in good standing with the Company through the date of payment.

The foregoing description of the Cash Incentive Plan is not complete and is subject to and qualified in its entirety by reference to the Cash Incentive Plan, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	AppHarvest, Inc. Non-Employee Director Compensation Policy

10.2	AppHarvest, Inc. Employee Cash Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AppHarvest, Inc.

Dated: March 29, 2021

	By:	/s/ Loren Eggleton
Loren Eggleton
Chief Financial Officer